Equipment Lease Agreement

EQUIPMENT LEASE AGREEMENT

by and between

Sunway World Through Technology (Daqing) Co., Ltd.

and

Daqing Sunway Technology Company Limited

March 30, 2007

Equipment Lease Agreement

This Agreement is entered into March 30, 2007 in Daqing between the following Parties:

(1)
Sunway World Through Technology(Daqing) Co., Ltd. (hereafter called “Party A”) is a limited liability company duly registered in Daqing, China, whose legal address is Jianshe Road, North Software Park, High and Advanced Technology Industry Development Zone, Daqing City, and

(2)
Daqing Sunway Technology Company Limited (hereafter “Party B”), a wholly foreign owned enterprise (“WFOE”) duly registered in Daqing, China, whose legal address is Jianshe Road, North Software Park, High and Advanced Technology Industry Development Zone, Daqing City.

(Party A and Party B are referred to collectively in this Agreement as “Parties” or “both Parties”, and individually as “a Party”)

WHEREAS:

(1) Party A’s major business are as follows: the computer software development, data processing, data base service, computer equipment maintenance; the production and sale of computer and its outer equipment, apparatus, meters, the electronic products, and communicational equipment (not including the transmission equipment); household appliance; Petroleum chemical technical service, computer and the related products, computer software, computer outer equipment, apparatus, electronic equipment export and import business, manufacture of the medical appliance;

(2) Party B’s major business are; the development of computer software, the development and manufacture of medical appliance and medical supplemental equipment.

(3) Party A shall lease all its equipments to Party B, and Party B shall pay for the rental as the corresponding consideration in accordance with the terms of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

I DEFINITION

1. Except as otherwise provided under the terms of this Agreement, the following terms shall have the meanings set forth below:

“This Agreement” shall mean this Agreement and its appendix;

“Signing date” shall mean the date of signing this Agreement;

Equipment Lease Agreement

“Equipment” shall mean the equipments (as listed in Appendix) to be leased by Party A to Party B as set out in Article 2;

“Period” shall mean the period during which Party B shall provide Technical Service to Party A as set out in Article 3 of this Agreement;

“RMB” shall mean Renminbi, the lawful currency of the PRC;

“Cost” shall mean the costs set out in this Agreement which is to be paid by Party A to Party B;

“Business day” shall mean a day other than Saturday, Sunday or other day on which the commercial banks in the PRC are generally closed for business;

“China” refers People’s Republic of China, in context of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan;

“China law” refers to the effective laws, regulations, policies or other enforceable legal documentations of People’s Republic of China, and future effecting laws, regulations, policies or other enforceable legal documents. Moreover, except as otherwise provided, laws refer to the amended and updated versions (Excluding that of Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan).

II.	CONTENTS OF THE AGREEMENT

2.1	Party A agrees to provide the instruction and other related documents of the leased equipments. The checklist, operation, instruction and other related documents shall refer to Appendix 1.

2.2	Party A will be responsible to train the technical employees of Party B, and take effective measures to have the employees master the usage methods.

2.3	Party A shall dispatch the competent technical experts to provide direction in the agreed factory of Party B.

2.4	Party A Shall be responsible to provide the related consultancy on provided key equipments.

III	DELIVERY OF THE EQUIPMENT

3.1	Both Parties agree that the leased equipment shall be collected by Party B itself.

Equipment Lease Agreement

3.2	Party A shall guarantee that the equipments will be in good condition without any damage before the delivery to Party B.

3.3
During the leasing period, Party B has the rights to use the equipments without the power to consign and set mortgage on it. Unless Party A agrees, Party B shall not add or dismantle any parts on the equipment or change the venue of mantling. Party A has the rights to check the conditions of the usage of the equipments, Party B shall provide all conveniences.

IV	PRICE

Party B shall pay the rental fee equal to 28% of its annual revenue before December 31st . Provided Party B fails to pay the rental on time, additional fines of 0.03% of the unpaid rental will be charged per day.

V	TAXATION AND FEES

All taxes and other costs or expenses incurred in connection with this Agreement, shall be paid by Party B at its own expenses.

VI	CONFIDENTIALITY

6.1
Any information, document, data and material (collectively the “confidential information”) obtained in the negotiation, execution, and performance of this Agreement, shall be kept in strict confidence by both Parties. Unless otherwise provided by laws, regulations and other compelled administrative rulesôthe confidential information shall not be disclosed to any third party without obligation of confidentiality, nor shall the confidential information be used for purposes other than that of this Agreement.

6.2	The obligation of confidentiality shall survive of the termination and expiration of this Agreement.

VII	FORCE MAJEURE

7.1
“Force Majeure” refers to any event, condition, situation or the combination of events, conditions and situations, which is outside the direct or indirect reasonable control of affected party, and cannot be reasonably anticipated or avoided by the affected party, and which prevents or inevitable postpones either party’s performance under this Agreement. Neither party shall be liable to the other for any delay or failure to perform its obligation under this Agreement, if such failure or delay is due to force majeure. However, the affected party shall promptly notify the other party in writing of any delay or failure to perform due to force majeure. After the force majeure disappears, each party shall continue to perform under this Agreement.

Equipment Lease Agreement

VIII	LIABILITY OF BREACH

8.1 After this Agreement becomes effective, it shall constitute a breach of this Agreement, if either party is in non-performance, or incomplete performance of this Agreement, or is otherwise in default of any of this Agreement. The non-breaching party shall give the breaching party reasonable time to cure any default. If the breaching party does not cure the default within the reasonable time, the non-breaching party shall hold the breaching party liable for all the damages resulting from breaching party’s default. The breaching party is liable for all damages, including economic loss. The breaching party shall also be responsible for the other party’s attorney fees, litigation and arbitration costs incurred as a result of the default. However, the damages shall not exceed an amount that can be reasonably foreseen by the breaching party at the execution of this Agreement.

IX	EFFECTIVE DATE, TERM AND TERMINATION

9.1	This Agreement is effective on the date of its execution (If it is signed by an authorized representative, a power of attorney shall be provided).

9.2	This Agreement shall take effect on the Effective Date and continue until it is terminated pursuant to Section 9.3 hereof.

9.3
This Agreement shall remain effective until the earliest to occur of (i) the acquisition of the 100% of the equity interest of Party A by Party B or any designee of the Party B, (ii) the acquisition of all or substantially all assets of Party A by Party B or any designees of Party B, (iii) 30 days following the receipt of Party A from Party B a written notice to terminate this Agreement, or (iv) the date this Agreement ceases to be valid under the PRC law. If this Agreement ceases to be effective because of item (iv) in the foregoing but not (i), (ii) or (iii), then this Agreement is deemed to have automatically renewed.

9.4	The modification of this Agreement may be conducted through consultation by both Parties and become effective through the written agreement; otherwise, the Agreement shall be still effective if the Parties cannot reach the agreement on the modification.

Equipment Lease Agreement

X	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	The validity, interpretation, performance and dispute resolution with respect to this Agreement, shall be governed by laws of the People Republic of China.

10.2
Any dispute arising from this Agreement shall be resolved by both Parties through consultation, if the Parties can not reach an agreement within 30 days after the dispute arises, either Party may submit the dispute to Beijing Arbitration Commission for arbitration under its applicable rules. The arbitration award should be final and binding upon both parties, if the losing party refuses to enforce the arbitration award, the winning party may seek enforcement of arbitration award in a PRC court with jurisdiction over the dispute; and the winning party shall have the right to ask the losing party to pay for all professional service (including but not limited to legal counsel service, arbitration fees, enforcement fees) costs in the course of arbitration and other related costs.

10.3	During the course of dispute resolution, the Parties shall continue to perform other terms hereunder. .

XI	MISCELLANEOUS

11.1
Any representation, warranty and undertaking made by one party to the other shall be complete and genuine, the other Party shall rely on such representation, warranty and undertaking on the execution hereof and treated them as the condition precedent. After the effective date, if either Party discovers the representation is not complied with facts, the Party shall disclose immediately the facts to the other Party. Each Party warrants to the other Party that all the losses, costs, expenses, or obligations resulted by its default of any representation and warranty shall be compensated at its own expense.

11.2	Any statement, warranty and undertaking shall be separate and independent under this Agreement, which shall not be limited by any provisions, except provided otherwise.

11.3
If any provisions of this Agreement be construed as illegal, invalid, or unenforceable according the laws of China, they shall not affect the legality, validity and enforcement of other provisions of this Agreement. If any provision is deemed to be illegal, invalid, or unenforceable, both Parties shall modify this Agreement through friendly negotiation in the acceptable manner and to the largest extent to realize the original intents of both Parties.

11.4
This Agreement constitutes the entire Agreement between the Parties relating to this Agreement, which together with the Appendix, represents both Parties’ genuine consent. This Agreement supersedes all written or oral intentions, representations and understandings etc. with respect to subject matters hereunder before the execution of this Agreement.

Equipment Lease Agreement

11.5
Except as otherwise provided by the laws, either party’s failure or delay of exercise of any right under this Agreement does not constitute a waiver of any right. Exercising any right solely or partly shall not encumber the exercise of any other right, power or privilege.

11.6	All headings in this Agreement are for convenience of reference only, shall not affect the construction or interpretation of the Agreement.

11.7	Except otherwise provided under this Agreement, the mentioned article, clause and appendix refer to the article, clause and appendix of this Agreement.

11.8
Any notice required to be given or delivered to either party under the terms of this Agreement shall be in writing and addressed to such Parties at the address indicated on the first page of this Agreement or such other address as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered mail. It shall be deemed to be delivered (1), if by registered mail, on the 5th business day after its deposit in the mail; (2) if by personal delivery, the day of livery; (2) if by fax, the next business day after transmission.

11.9	Both Parties may sign additional agreement on matters related to this Agreement. Such supplemental agreement and this Agreement have the same effect.

11.10	All appendix of this Agreement is an integral part hereto and shall have the same effect.

11.11
This Agreement is written in both English and Chinese. If the two versions conflict in any way, the Chinese version shall prevail. The Agreement is prepared in two duplicates, each held by one party. Both Parties shall sign the duplicates and this Agreement.

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Equipment Lease Agreement

[Signature Page Only]

For and on behalf of:

PARTY A SUNWAY WORLD THTOUGH TECHNOLOGY (DAQING) CO., LTD.

Legal Representative (or his authorized representative):

PARTY B DAQING SUNWAY TECHNOLOGY COMPANY LIMITED

Legal Representative (or his authorized representative):

Equipment Lease Agreement

Appendix: Equipment list

Name of the Equipment	Price (Yuan)
A type working station production line	219,020
B type working station production line	708,860
C type working station production line new build	1,968,354
commutator producing line	253,164
airproof detecting room	607,594
performance testing line	607,521
Ageing line
machinery component equipment	532,565
basic establishment	350,000
subtotal	5,247,078
dispensation and packing assembly line	1,296,202
medicine packing bag production line	405,063
main component production equipment	101,265
performance testing line	736,456
Ageing line
basic establishment	436,159
subtotal	2,975,145
Total	8,222,223